                                                             EXHIBIT 15


ENSERCH Corporation:



We have made a review in accordance with standards established by the American Institute of Certified Public Accountants of the unaudited interim condensed consolidated financial information of ENSERCH Corporation and subsidiary companies for the periods ended March 31, 1994 and 1993, as indicated in our report dated April 25, 1994; because we did not perform an audit, we expressed no opinion on that information.


We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, is being used in Registration Statements No. 2-59259, No. 33-40589, No. 33-47911 and No. 2-77572 on Form S-8, and in Registration Statements No. 33-15623 and
No. 33-52525 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE

Dallas, Texas
May 13, 1994